EXHIBIT 10.10

                      SEVENTH AMENDMENT TO LEASE AGREEMENT

          THIS SEVENTH AMENDMENT TO LEASE AGREEMENT (this "Seventh Amendment") made as of the 30th day of September, 1998, by and between THE MUTUAL LIFE INSURANCE COMPANY OF NEW YORK, having an address at 1740 Broadway, New York, New York 10019 (the "Landlord") and DIALOGIC CORPORATION, a New Jersey corporation, with offices and a principal place of business at 1515 Route 10, Parsippany, New Jersey 07054 (the "Tenant").

                              W I T N E S S E T H:

          WHEREAS, pursuant to that certain Lease dated August, 1993, between Landlord and Tenant, as amended by (i) that certain Second Amendment to Lease Agreement dated January 20, 1994 (a proposed first amendment was not entered into), (ii) that certain Third Amendment to Lease Agreement dated July 19, 1994,
(iii) that certain Fourth  Amendment to Lease Agreement dated December 20, 1994,
(iv) that certain Fifth Amendment to Lease Agreement dated May 6, 1996, and (v) that certain Sixth Amendment to Lease Agreement dated November 21, 1997 (such lease, as amended, being referred to herein as the "Lease"), Tenant leased from Landlord all of the premises (the "Premises") within the building located at 1515 Route 10, Parsippany, New Jersey (the "Building");

          WHEREAS, the term of the Lease expires on June 14, 2005;

          WHEREAS, Landlord and Tenant are entering into a Lease dated the date hereof (the "New Lease") pursuant to which Landlord will demise to Tenant, and Tenant will lease from Landlord, certain premises (the "New Premises") consisting of the entire building to be constructed next to the Building (the "New Building");

          WHEREAS, the term of the New Lease expires at 12:00 Noon on the last day of the month in which the 10th anniversary of the commencement date of the New Lease occurs (the "New Lease Expiration Date");

          WHEREAS, Landlord and Tenant desire to extend the term of the Lease to be coterminous with the New Lease, and to amend other provisions of the Lease in the manner and to the extent hereinafter set forth; and

          WHEREAS, capitalized terms used herein but not otherwise defined herein shall have the meaning given to them in the Lease.

          NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree that the Lease is hereby amended as follows:

          1. Notwithstanding the provisions of Section 2.2 of the Lease, from and after the date hereof, the term "Expiration Date" as used in the Lease shall mean the date the initial term of the New Lease expires pursuant to Section 2.2 thereof, which date is the last day of the month in which the 10th anniversary of the Commencement Date (as such term is defined in the New Lease) of the New Lease.

          2. (a) Commencing on June 15, 2005, and continuing through the Expiration Date (as hereinabove amended), the Fixed Rent payable under the Lease with respect to the Premises shall be $20.13 per rentable square foot per annum for the portions of the Premises located on the first through third floors of the Building, and $4.00 per square foot per annum for the portions of the Premises located within the basement of the Building.

          (b) All Rent payable hereunder shall be governed by and paid in accordance with the provisions of Section 3 of the Lease (excluding Section 3.2).

          3. Section 2.5 of the Lease is hereby deleted in its entirety and replaced with the following:

                  "2.5 Tenant shall have two (2) options to renew the Term for the Premises, each for a period of five (5) years. Each option shall be properly exercised by Tenant only if (a) Tenant delivers written notice of such exercise prior to the date which is one year prior to the Expiration Date (as same may be extended by the first option), time being of the essence with respect to such exercise, or (b) as of the date Tenant exercises the option and on the date immediately prior to the option term, this Lease shall not have been previously terminated or cancelled nor shall any breach or default by Tenant of any of its obligations under this Lease be continuing. The Fixed Rent to be paid during each option period shall be determined in accordance with Section 4 of the Seventh Amendment.

          4. The Fixed Rent to be paid for the first option period referred to in Paragraph 3 shall be $23.15 per rentable square foot per annum for the portions of the Premises located on the first through third floors of the Building, and $4.60 per square foot per annum for the portions of the Premises located within the basement of the Building. The Fixed Rent for the second option period referred to in Section 2.5 shall be the greater of (i) $23.15 per rentable square foot per annum for the portions of the Premises located on the first through third floors of the Building, and $4.60 per square foot per annum for the portions of the Premises located within the basement of the Building, and (ii) 95% of the fair market rent, as determined in the same manner as such fair market rent is determined pursuant to Section 3.1(c) of the New Lease.

          5. Sections 8.1 and 8.2 of the Lease are hereby deleted in their entirety and the following is substituted therefor:


                  "8.1. Landlord, at its expense, shall keep, maintain and repair in good condition the HVAC, exterior walls (including, but not limited to, preventing water leaks) and windows, roof, structural elements and building systems of the Building and the parking areas and landscaping on the Property. The cost of performing such maintenance and repairs shall be included in Operating Expenses to the extent permitted pursuant to Section
                  4.2 hereof. Notwithstanding anything to the contrary set forth in this Section 8.1, Tenant (and not Landlord) shall be responsible for the maintenance of the items listed in this
                  Section 8.1 to the extent any repairs arise out of the fault or negligence of Tenant.

                  8.2. Tenant shall, throughout the Term, take good care of and maintain the Premises and the fixtures and appurtenances therein, and shall make all repairs and replacements, as and when needed to preserve the Premises in good working order and condition except for those portions of the Premises which are Landlord's responsibility as set forth in Section 8.1 above. All damage or injury to the Premises or to any other part of the Building, or to its grounds, fixtures, equipment, systems and appurtenances, whether requiring structural or nonstructural repairs, caused by or resulting from any carelessness, act, omission, negligent or improper conduct of Tenant, Tenant's servants, employees, contractors, agents, invitees or licensees, or by the use or manner of use of the Premises by Tenant or any such person, shall be repaired promptly by Tenant at its sole cost and expense, to the reasonable satisfaction of Landlord. Tenant shall also repair all damage to the Building and to the Premises caused by the moving of Tenant's fixtures, furniture, or equipment into or out of the Premises or the installation thereof. All such repairs shall be of quality and class equal to the Initial Tenant Improvements. If Tenant fails after ten (10) days' notice to proceed with due diligence to make any repairs required to be made by Tenant (except in an emergency, wherein Landlord may proceed immediately if Tenant does not immediately proceed to repair), such repairs may be made by Landlord at the expense of Tenant and the costs and expenses thereof incurred by Landlord shall be collectible as Additional Rent on the date on which the next installment of Fixed Rent is due hereunder following delivery by Landlord of an invoice therefor."


          6. Section 27.1 of the Lease is hereby deleted in its entirety and replaced with the following:

                  "27.1 Tenant will be provided with parking in accordance with the Plan titled "Site Plan Dialogic, Inc." prepared by Michael
                  B. McNally, dated February, 1998, (and last revised on August 17, 1998), consisting of 16 pages, and referenced as Project Number 97041, a copy of which has been delivered to Tenant. Landlord shall provide Tenant with parking for no less than
                  3.8 cars per 1,000 rentable square feet of Tenant's office space. No other tenant of the Building shall have a right to a greater ratio of parking spaces per rentable square feet."

          7. In addition to the Events of Default set forth in Section 13 of the Lease, it shall be an Event of Default under the Lease if any Event of Default occurs under the New Lease, subject to any applicable cure periods set forth in the New Lease.

          8. Landlord and Tenant each represent and warrant to each other that neither of them has employed or dealt with any broker, agent or finder in carrying on the negotiations relating to this Lease, other than Insignia/ESG (the "Broker"). Landlord and Tenant shall indemnify and hold each other harmless from and against any claim or claims for brokerage or other commissions asserted by any broker, agent or finder engaged by Landlord or Tenant or with whom Landlord or Tenant has dealt other than the aforesaid Broker. This provision shall survive the expiration or earlier termination of the Lease, but shall not be deemed for the benefit of any third party. Landlord agrees to pay any commission due to the Broker.

          9. Except as amended herein, all others terms and provisions of the Lease shall remain in full force and effect.

          10. This Seventh Amendment shall be governed by and construed in accordance with the laws of the State of New Jersey.

          11. This Seventh Amendment embodies and constitutes the entire understanding between the parties with respect to the subject matter hereof and all prior agreements, representations and statements oral or written relating to the subject matter hereof are merged into this Seventh Amendment.

          12. Neither this Seventh Amendment nor any provision contained herein may be amended, modified or extended except by an instrument signed by the party against whom enforcement of such amendment, modification or extension is sought.

          IN WITNESS WHEREOF, this Amendment has been executed by the parties hereto as of the day and year first written above.



                              THE MUTUAL LIFE INSURANCE COMPANY OF NEW YORK


                              By:/s/____________________
                                 Name:
                                 Title:


                              DIALOGIC CORPORATION


                              By:/s/_____________________
                                 Name:
                                 Title: